Exhibit (a)(5)(D)

                                            Contact:
                                            Michael Zerbib
                                            President & CEO
                                            (602) 308-2118
                                            Email: mzerbib@telesoft.com

FOR IMMEDIATE RELEASE



                   TELESOFT CORP. ANNOUNCES FINAL RESULTS
                      OF DUTCH AUCTION TENDER OFFER

         March 31, 2000 -- Telesoft Corp. (NASDAQ:TSFT) today announced the final results of its Dutch Auction tender offer to purchase shares of its common stock. The tender offer expired at 12:00 midnight, New York City time, on Friday, March 24, 2000. Telesoft announced that it is going to repurchase, pursuant to the tender offer, a total of 2,300,000 shares of its common stock. The purchase price for the shares of common stock is $7.25 per share and the proration factor is 59.72 percent. Telesoft expects that Corporate Stock Transfer, Inc., the depositary for the Offer, will begin issuing payments and returning shares not accepted in the offer today, and will complete the process as soon as possible.